                            SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]


Check the appropriate box:

[_] Preliminary Proxy Statement           [_] CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
[X] Definitive Proxy Statement                RULE 14C-5(D)(2))

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12



                              DANAHER CORPORATION
    ------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)



Payment of Filing Fee (Check the appropriate box):

[X] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or
    Item 22(a)(2) of Schedule 14A.

[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-
    6(i)(3).

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:

    (2) Aggregate number of securities to which transaction applies:

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

    (4) Proposed maximum aggregate value of transaction:

    (5) Total fee paid:

[_] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

    (2) Form, Schedule or Registration Statement No.:

    (3) Filing Party:

    (4) Date Filed:

Notes:

                              DANAHER CORPORATION
                             1250 24TH STREET, N.W.
                             WASHINGTON, D.C. 20037

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD MAY 23, 1995

To the Shareholders:

  Notice is hereby given that the 1995 Annual Meeting of Shareholders of Danaher Corporation, a Delaware corporation (the "Company"), will be held at the ANA Hotel, 2401 M Street, NW, Washington, D.C. 20037, on May 23, 1995 at 4:00 p.m., local time, for the following purposes:

  1. To elect one Director to hold office for a term of three years and until his successor is elected and qualified.

  2. To approve the appointment of Arthur Andersen LLP as the Company's independent auditors for the year ending December 31, 1995.

  3. To approve the performance goals for 1995 incentive compensation to the Company's executive officers.

  4. To consider and act upon such other business as may properly come before the meeting.

  The Board of Directors has fixed the close of business on March 27, 1995 as the record date for determination of shareholders entitled to notice of and to vote at the meeting and any adjournment thereof.

  Whether or not you expect to be present, please sign, date and return the enclosed proxy card as promptly as possible in the enclosed stamped envelope, the postage on which will be valid if mailed in the United States.

                                          By Order of the Board of Directors

                                          /s/ Patrick W. Allender

                                          Patrick W. Allender
                                          Secretary

March 30, 1995

EVERY SHAREHOLDER'S VOTE IS IMPORTANT. PLEASE MARK, SIGN, DATE AND MAIL THE ENCLOSED PROXY CARD AT YOUR EARLIEST CONVENIENCE, WHETHER OR NOT YOU PLAN TO ATTEND THE DANAHER CORPORATION ANNUAL MEETING.

                                PROXY STATEMENT

                              DANAHER CORPORATION
                             1250 24TH STREET, N.W.
                             WASHINGTON, D.C. 20037
                                 (202) 828-0850

                      1995 ANNUAL MEETING OF SHAREHOLDERS
                                  MAY 23, 1995

  This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Danaher Corporation, a Delaware corporation (the "Company"), of proxies for use at the 1995 Annual Meeting of Shareholders ("Annual Meeting") to be held at the ANA Hotel on May 23, 1995 at 4:00 p.m., local time, and at any and all adjournments thereof. The Company's principal address is 1250 24th Street, N.W., Washington, D.C. 20037. The date of mailing of this Proxy Statement is on or about March 30, 1995. The purpose of the meeting is to elect one director of the Company, to approve the appointment of Arthur Andersen LLP as the Company's independent auditors for the current year, to approve the performance goals for 1995 incentive compensation to the Company's executive officers, and to transact such other business as may properly come before the meeting.

                      OUTSTANDING STOCK AND VOTING RIGHTS

  In accordance with the By-laws of the Company, the Board of Directors has fixed the close of business on March 27, 1995 as the record date for determining the shareholders entitled to notice of, and to vote at, the Annual Meeting. Only shareholders of record on that date will be entitled to vote. A shareholder who submits a proxy on the accompanying form has the power to revoke it by notice of revocation directed to the proxy holders of the Company at any time before it is voted. A subsequently dated proxy, when filed with the Secretary of the Company, will constitute revocation. Proxies will be voted as specified on the proxy card and, in the absence of specific instructions, will be voted for the proposals described in this Proxy Statement and in the discretion of the proxy holders on any other matter which properly comes before the meeting. A shareholder who has given a proxy may nevertheless attend the meeting, revoke the proxy and vote in person. The Board of Directors has selected Steven M. Rales and Mitchell P. Rales to act as proxies with full power of substitution.

  Solicitation of proxies may be made by mail, personal interview, telephone and telegraph by officers and other management employees of the Company, who will receive no additional compensation for their services. The total expense of the solicitation will be borne by the Company and may include reimbursement paid to brokerage firms and others for their expenses in forwarding material regarding the Annual Meeting to beneficial owners.

  The only outstanding securities of the Company entitled to vote at the Annual Meeting are shares of Common Stock. As of the close of business on March 27, 1995, the record date for determining the shareholders of the Company entitled to vote at the Annual Meeting, 58,438,288 shares of the Common Stock of the Company, $.01 par value ("Company Common Stock"), were issued and outstanding. Each outstanding share of Company Common Stock entitles the holder to one vote on all matters brought before the Annual Meeting. The quorum necessary to conduct business at the Annual Meeting consists of a majority of the outstanding shares of Company Common Stock as of the record date.

  The election of the director nominated will require a plurality of the votes cast in person or by proxy at the Annual Meeting by holders of shares of the Company's Common Stock. In the election of directors, each stockholder is entitled to cast one vote for each director to be elected; cumulative voting is not permitted. Approval of the appointment of the Company's auditors will require the affirmative vote of the holders of a majority of the shares of the Company's Common Stock cast at the Annual Meeting in person or by proxy.

Approval of the performance goals for 1995 incentive compensation to the Company's executive officers requires the affirmative vote of the holders of a majority of the shares of the Company's Common Stock present, or represented, and entitled to vote at the annual meeting.

  Abstentions and "broker non-votes" are counted as present in determining whether the quorum requirement is satisfied. For purpose of the election of directors, abstentions and broker non-votes are not considered to be votes cast and do not affect the plurality vote required for elections of directors. For purposes of the appointment of the Company's auditors, abstentions and broker non-votes will not be considered votes cast for the foregoing purposes. For purposes of approval of the performance goals for 1995 incentive compensation to the Company's executive officers abstentions are treated as present and entitled to vote on the matter and have the effect of a vote against the proposal and broker non-votes will not be considered entitled to vote and will have no effect on the vote required for approval.

                BENEFICIAL OWNERSHIP OF COMPANY COMMON STOCK BY
                 DIRECTORS, OFFICERS AND PRINCIPAL SHAREHOLDERS

  As of March 27, 1995, the beneficial ownership of Company Common Stock by directors and the nominee for director, by each of the executive officers named in the Summary Compensation Table, by any principal shareholders beneficially owning more than five percent of the Company's Common Stock and by all present executive officers and directors of the Company as a group, was as follows:

                                                   NUMBER OF SHARES    PERCENT
NAME                                              BENEFICIALLY OWNED   OF CLASS
- ----                                              ------------------   --------
Mortimer M. Caplin...............................        107,874            *
George M. Sherman................................      1,264,000(4)       2.2%
Donald J. Ehrlich................................         20,000            *
Walter G. Lohr, Jr...............................         74,000            *
Mitchell P. Rales................................     25,169,298(1)      43.1%
Steven M. Rales..................................     25,169,298(1)      43.1%
James H. Ditkoff.................................         90,800(5)         *
Patrick W. Allender..............................        146,000(6)         *
John P. Watson...................................         30,800(7)         *
Dennis D. Claramunt..............................         17,600(3)         *
A. Emmet Stephenson, Jr..........................        116,060(2)         *
All executive officers and directors as a group
 (includes 13 persons)...........................     27,100,432(1)(2)   46.4%

- --------
(1) The aggregate holdings for Steven and Mitchell Rales include all of the 20,027,566 shares of Company Common Stock owned by Equity Group Holdings, of which Steven M. Rales and Mitchell P. Rales are the general partners.
    All of the shares owned by Equity Group Holdings are held with sole voting and dispositive power. Their business address, and that of Equity Group Holdings, is 1250 24th Street, N.W., Washington, D.C. 20037.
(2) Includes 68,060 shares of Company Common Stock held in the names of Stephenson Ventures, a limited partnership of which the sole general partner is A. Emmet Stephenson, Jr., and 40,000 shares held in the name of Tessa Fund, a general partnership beneficially owned by trusts for the benefit of the daughter of Mr. Stephenson, who is the general partner for control purposes only. Bank One, Denver as Trustee owns 8,000 shares in individual retirement accounts for the benefit of A. Emmet Stephenson, Jr. and his wife.
(3) Mr. Claramunt has the option to acquire 17,600 shares of Company Common
    Stock.
(4) Mr. Sherman has the option to acquire 1,080,000 shares of Company Common Stock.
(5) Mr. Ditkoff has the option to acquire 62,800 shares of Company Common Stock.
(6) Mr. Allender has the option to acquire 52,000 shares of Company Common
    Stock.
(7) Mr. Watson has the option to acquire 30,800 shares of Company Common Stock. *Represents less than 1% of the outstanding Company Common Stock.

  Apart from Steven M. Rales and Mitchell P. Rales, the Company knows of no other person that beneficially owns 5% or more of its Common Stock.

                                  PROPOSAL 1.

                      ELECTION OF DIRECTORS OF THE COMPANY

  The Company's Certificate of Incorporation provides that the Board of Directors shall be divided into three classes with the number of directors in each class to be as equal as possible. The Board has fixed the number of directors of the Company at seven. At the 1995 Annual Meeting of Shareholders, shareholders will elect one director to serve until the 1998 Annual Meeting of Shareholders and until his successor is duly elected and qualified. The Board of Directors has nominated Mr. Steven M. Rales to serve as a director until his term expires in 1998. Messrs. Mortimer M. Caplin, Donald J. Ehrlich and Walter
G. Lohr, Jr. will continue to serve as directors in the class whose term expires in 1997. Messrs. Mitchell P. Rales, George M. Sherman and A. Emmet Stephenson, Jr. will continue to serve as directors in the class with a term expiring in 1996.

  The names of the nominee and the directors continuing in office, their principal occupations, the years in which they became directors and the years in which their terms expire are set forth below. In the event the nominee shall decline or be unable to serve, it is intended that the proxies will be voted in the discretion of the proxy holders. The Company knows of no reason to anticipate that this will occur.

               NOMINEE FOR ELECTION AT THIS YEAR'S ANNUAL MEETING
                TO SERVE IN THE CLASS WHOSE TERM EXPIRES IN 1998

                                                                          DIRECTOR  TERM
          NAME            AGE            PRINCIPAL OCCUPATION              SINCE   EXPIRES
          ----            ---            --------------------             -------- -------
Steven M. Rales (b).....   43 Chairman of the Board of the Company since    1983    1998
                               1984; Chief Executive Officer of the
                               Company until Feb. 1990; General Partner
                               of Equity Group Holdings, a partnership
                               located in Washington, D.C. with interests
                               in publicly traded securities,
                               manufacturing companies and media
                               operations, since 1979; and Director of
                               Wabash National Corp.

         CURRENT DIRECTORS WHOSE TERM WILL CONTINUE AFTER THIS MEETING

Mortimer M.Caplin (a,c).   78 Senior Member of Caplin & Drysdale, a law     1990    1997
                               firm in Washington, D.C., for over five
                               years; Director of Fairchild Industries,
                               Inc., Fairchild Corporation, and
                               Presidential Realty Corporation.
Donald J. Ehrlich (a,c).   57 President and Director of Wabash National     1985    1997
                               Corp. for five years; Director of Indiana
                               Secondary Market for Educational Loans,
                               Inc. and INB National Bank, N.W.
Walter G. Lohr, Jr. (a).   51 Partner of Hogan & Hartson, a law firm in     1983    1997
                               Baltimore, Maryland, since 1992; attorney
                               in private practice 1987-1992.

- --------
(a) Member of the Compensation Committee of the Board of Directors.
(b) Mitchell P. Rales and Steven M. Rales are brothers.
(c) Member of the Audit Committee of the Board of Directors.

         CURRENT DIRECTORS WHOSE TERM WILL CONTINUE AFTER THIS MEETING

                                                                          DIRECTOR  TERM
         NAME             AGE            PRINCIPAL OCCUPATION              SINCE   EXPIRES
         ----             ---            --------------------             -------- -------
Mitchell P. Rales (b)...   38 President of the Company from 1987 to         1983    1996
                               February 1990; Executive Vice President of
                               the Company from January 1984 to March
                               1987; General Partner of Equity Group
                               Holdings, a general partnership located in
                               Washington, D.C. with interests in
                               publicly traded securities, manu-
                               facturing companies and media operations,
                               since 1979; Director of Wabash National
                               Corp.
George M. Sherman.......   53 President and Chief Executive Officer of      1990    1996
                               the Company since February 1990; Executive
                               Vice President and President of the Power
                               Tools and Home Improvement Group of The
                               Black & Decker Corporation from 1985 to
                               1990.
A. Emmet Stephenson, Jr.
 (c)....................   49 President of Stephenson and Co., a private    1986    1996
                               investment management firm in Denver,
                               Colorado for more than five years; Senior
                               Partner of Stephenson Merchant Banking for
                               more than five years.

               THE BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD

  The Board of Directors had a total of four meetings during 1994. All directors attended at least 75% of the meetings of the Board of Directors and of the Committees of the Board of Directors on which they served during 1994.

  The Executive Committee acts on behalf of the Board of Directors of the Company between meetings of the Board of Directors. The Executive Committee comprised of Messrs. George M. Sherman, Steven M. Rales and Mitchell P. Rales met three times in 1994.

  The Audit Committee reviews the financial statements of the Company to confirm that they reflect fairly the financial condition of the Company and to appraise the soundness, adequacy and application of accounting and operating controls. The Audit Committee recommends independent auditors to the Board of Directors, reviews the scope of the audit function of the independent auditors and reviews audit reports rendered by the independent auditors. The Audit Committee met two times during 1994.

  The Compensation Committee reviews the Company's Compensation philosophy and programs, and exercises authority with respect to the payment of direct salaries and incentive compensation to Company officers. The Compensation Committee is also responsible for the oversight of the stock option plans of the Company. The Compensation committee met two times in 1994.

  The Company has no Nominating Committee of its Board of Directors.

                      EXECUTIVE OFFICERS OF THE REGISTRANT

  Executive Officers of the Company are:

                                                                         OFFICER
      NAME               AGE                  POSITION                    SINCE
      ----               ---                  --------                   -------
Steven M. Rales.........  43 Chairman of the Board                        1984
Mitchell P. Rales.......  38 Chairman of the Executive Committee          1984
                             Chief Executive Officer, President and
George M. Sherman.......  53 Director                                     1990
Patrick W. Allender.....  48 Senior Vice President, Chief Financial       1987
                              Officer and Secretary
James H. Ditkoff........  49 Vice President-Finance/Tax                   1991
Dennis D. Claramunt.....  49 Vice President and Group Executive           1994
                             Vice President Administration and
C. Scott Brannan........  36 Controller                                   1987
John P. Watson..........  50 Vice President and Group Executive           1993

  Steven M. Rales has served as Chairman of the Board since January 1984. He has been a General Partner, since 1979, in Equity Group Holdings, a general partnership located in Washington, D.C. with interests in media operations, publicly traded securities and manufacturing companies.

  Mitchell P. Rales has served as a director of the Company since January 1984, President from March 1987 to January 1990 and Executive Vice President from January 1984 to March 1987. He has been a General Partner of Equity Group Holdings since 1979.

  George M. Sherman has served as President and Chief Executive Officer and a director of the Company since February 1990. He served as a corporate Executive Vice President and President of the Power Tools and Home Improvement Group at The Black and Decker Corporation from 1985 to 1990.

  Patrick W. Allender has served as Chief Financial Officer of the Company since March, 1987.

  James H. Ditkoff was appointed Vice President-Finance/Tax in January, 1991. He has served in an executive capacity in finance/tax for the Company since September, 1988.

  Dennis D. Claramunt was appointed Vice President and Group Executive in 1994. He has served as President of Jacobs Chuck Manufacturing Company for more than the past five years.

  C. Scott Brannan was appointed Vice President-Administration and Controller of the Company in November, 1987.

  John P. Watson was appointed Vice President and Group Executive in 1993. He has served the Company in an executive capacity in its Tool Group since September, 1990. He was Executive Vice President for the Sterling Group, a division of the Kohler Company, prior thereto.

                           COMPENSATION OF DIRECTORS
                             AND EXECUTIVE OFFICERS

  The following table sets forth certain information concerning the compensation for the last three completed fiscal years of the Chief Executive Officer and the five executive officers of the Company who, in addition to the Chief Executive Officer, received the highest compensation during 1994.

                           SUMMARY COMPENSATION TABLE

                                                               LONG TERM
                  ANNUAL COMPENSATION                        COMPENSATION
- -------------------------------------------------------- ---------------------
                                                                AWARDS
                                                         ---------------------
                                                  (E)
                                                 OTHER      (F)        (G)        (H)
          (A)                                   ANNUAL   RESTRICTED SECURITIES ALL OTHER
        NAME AND                 (C)     (D)    COMPEN-    STOCK    UNDERLYING  COMPEN-
       PRINCIPAL          (B)  SALARY   BONUS  SATION(1) AWARDS(2)  OPTION(3)  SATION(4)
        POSITION          YEAR   ($)     ($)      ($)       ($)        (#)        ($)
       ---------          ---- ------- ------- --------- ---------- ---------- ---------
George M. Sherman.......  1994 675,000 921,000       --     --           --     30,000
President and CEO         1993 675,000 800,000       --     --       400,000    34,000
                          1992 675,000 540,000 1,027,998    --           --     27,000
W. John Weinhardt(5)....  1994 200,000 152,000       --     --           --     14,000
Vice President and Group  1993 187,500 234,000       --     --        30,000    19,000
Executive                 1992 176,666 135,200       --     --           --     19,000
Patrick W. Allender.....  1994 205,000 254,000       --     --        40,000    14,000
Senior Vice President     1993 176,666 180,000       --     --        60,000    19,000
and CFO                   1992 157,500 124,000       --     --        40,000    19,000
John P. Watson..........  1994 196,000 196,000       --     --        18,000    14,000
Vice President and Group  1993 180,666 150,000       --     --        50,000    19,000
Executive                 1992 164,333 100,000       --     --        12,000    19,000
James H. Ditkoff........  1994 181,150 175,000       --     --         6,000    14,000
Vice President-Finance &  1993 173,583 115,000       --     --        10,000    19,000
Tax                       1992 165,667  85,000       --     --        12,000    19,000
Dennis D. Claramunt.....  1994 184,000 120,000       --     --        10,000    14,000
Vice President and Group  1993 167,000 118,000       --     --        40,000    19,000
Executive                 1992 156,000 110,000       --     --         8,000    19,000

- --------
(1) Represents tax gross-up payments on restricted stock grant.
(2) Mr. Sherman received a grant of 400,000 shares in 1990 (giving effect to the two-for-one stock split on January 20, 1995); 200,000 are currently vested and 200,000 vest in August, 1996. Vested shares participate in dividends ($13,000 in 1994 and $12,000 in 1993, none prior thereto) on a non-preferential basis. The value of the 400,000 shares at December 31, 1994 was $10,450,000.
(3) Numbers of shares reflect the two-for-one stock split on January 20, 1995.
(4) Includes contributions to the Company's 401(k) plan for all individuals; in the case of Mr. Sherman, it also includes supplemental term life insurance ($8,000) and financial consulting fees ($8,000).
(5) Mr. Weinhardt's employment terminated with the Company on December 7, 1994.

                           GRANTS IN LAST FISCAL YEAR

  The following table sets forth certain information relating to options granted to purchase shares of the Company Common Stock.

                                                                             POTENTIAL REALIZABLE VALUE AT
                                                                                ASSUMED ANNUAL RATES OF
                                                                             STOCK PRICE APPRECIATION FOR
                             INDIVIDUAL GRANTS                                      OPTION TERM (3)
- ---------------------------------------------------------------------------- -------------------------------
          (A)                   (B)            (C)         (D)       (E)       (F)      (G)         (H)
                         NO. OF SECURITIES  % OF TOTAL
                            UNDERLYING       OPTIONS    EXERCISE
                           OPTIONS/SARS     GRANTED TO   OR BASE
                              GRANTED      EMPLOYEES IN   PRICE   EXPIRATION
          NAME                (#) (1)      FISCAL YEAR  ($/SH)(2)    DATE     0%($)    5%($)      10%($)
          ----           ----------------- ------------ --------- ---------- ------------------ ------------
Patrick W. Allender.....      40,000           8.8%      $23.50    12/6/04        $0    591,156    1,498,115
Dennis D. Claramunt.....      10,000           2.2%      $23.50    12/6/04        $0    147,789      374,529
James H. Ditkoff........       6,000           1.3%      $23.50    12/6/04        $0     88,673      224,717
John P. Watson..........      18,000           3.9%      $23.50    12/6/04        $0    266,020      674,152

- --------
(1) Options become exercisable ratably beginning one year from date of grant through five years from date of grant. Number of shares reflect the two-for-one stock split on January 20, 1995.
(2) Options were granted at fair market value on the date of grant.
(3) The dollar amounts set forth under these columns are the result of calculations of assumed annual rates of stock price appreciation from the date of the grant to the date of expiration of such options of 0%, 5%, and 10%. These assumptions are not intended to forecast future price appreciation of the Company's stock price. The Company's stock price may increase or decrease in value over the time period set forth above.

    AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FY-END OPTION VALUES

  The following table sets forth certain information concerning the number of unexercised options and the value of unexercised options at the end of 1994 for the executive officers whose compensation is reported in the Summary Compensation Table. The number of shares subject to the options set forth in the table reflect the two-for-one stock split on January 20, 1995. Value is considered to be, in the case of unexercised options, the difference between the exercise price and the market price at December 31, 1994.

                                                                          VALUE OF UNEXERCISED
                                                    NUMBER OF SECURITIES        IN-THE-
                                                   UNDERLYING UNEXERCISED   MONEY OPTIONS AT
                            SHARES                  OPTION AT FY-END (#)       FY-END ($)
                         ACQUIRED ON     VALUE          EXERCISABLE/          EXERCISABLE/
      NAME               EXERCISE (#) REALIZED ($)     UNEXERCISABLE         UNEXERCISABLE
      ----               ------------ ------------ ---------------------- --------------------
George M. Sherman.......       --           --       1,080,000/320,000    20,760,000/4,040,000
James H. Ditkoff........    24,000      348,500         62,800/ 24,200     1,157,600/  249,525
Patrick W. Allender.....       --           --          52,000/118,000       792,500/  978,750
John P. Watson..........       --           --          30,800/ 69,200       464,350/  654,400
Dennis D. Claramunt.....       --           --          17,600/ 48,400       258,500/  490,750
W. John Weinhardt.......       --           --          70,000/    -0-     1,263,250/      -0-

                           COMPENSATION OF DIRECTORS

  Directors who are not officers of the Company receive meeting attendance fees of $750 per meeting (excluding telephonic meetings), together with quarterly fees of $3,000. In 1994, a grant of options to acquire 2,000 shares of Company Common Stock at $22.25 (fair market value at date of grant) per share was made to these directors.

               EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT

  Pursuant to the terms of termination agreements between the Company and Messrs. Sherman and Watson, if the Company were to terminate their employment without cause, as defined therein, Mr. Sherman's salary and benefits would continue for an additional 24 months, and Mr. Watson's salary and benefits would continue for an additional 12 months. See "Report of the Compensation Committee of the Board of Directors on Executive Compensation" for further discussion of Mr. Sherman's contract.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  Messrs. Steven M. Rales, Mitchell P. Rales and George M. Sherman receive a salary set by the Compensation Committee of the Board of Directors and also serve as directors. However, they do not participate in deliberations regarding their own compensation. Messrs. Steven M. Rales and Mitchell P. Rales also serve as directors and participate in deliberations concerning executive officer compensation at Wabash National Corp., of which Donald J. Ehrlich, a director of the Company, serves as President. The members of the Compensation Committee are Walter G. Lohr, Jr. Mortimer M. Caplin and Donald J. Ehrlich.

  REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS ON EXECUTIVE
                                  COMPENSATION

  The report is not deemed to be "soliciting material" or to be "filed" with the Securities and Exchange Commission (the "SEC") or subject to the SEC's proxy rules or to the liabilities of Section 18 of the Securities Exchange Act of the 1934 (the "1934 Act"), and the report shall not be deemed to be incorporated by reference into any prior or subsequent filing by the Corporation under the Securities Act of 1933 or the Securities Exchange Act of 1934.

  Total executive officer compensation is comprised of three principal components: annual salary, annual incentive compensation, and grants of options to purchase Company stock. In the case of Mr. Sherman, this included a restricted stock grant at the time of his hire. The Committee endeavors to establish total compensation packages for each executive officer equal to the value of that executive's services determined by both what other companies have or might pay the executive for his services and his relationship to other executive positions within the Company, as negotiated at the date of hire. This base is then adjusted annually based on the Committee's assessment of individual performance. To date, the Board has been satisfied in assessing these values without the assistance of outside consulting services.

  A fundamental element of the Company's compensation policy is that a substantial portion of each executive's compensation be directly related to the success of the Company. This is accomplished in two ways. First, the annual incentive compensation program requires that the Company, or the Company's businesses for which the executive is directly responsible, achieve certain minimum targets in earnings level (earnings per share which has a majority weighting) and working capital management (working capital turnover, which has a minority weighting). If performance for the year is below minimum targeted levels (generally approximately three-quarters of the earnings target must be achieved and working capital management must exceed target levels) there would be no payment. If the minimum targets are met or exceeded, each executive receives a formula-based payout taking into account the Company's performance and his or her personal contribution thereto.

  Second, executives and other key employees who, in the opinion of the Committee, contribute to the growth, development and financial success of the Company are eligible to be awarded options to purchase Company Common Stock. These grants are normally made at the fair market value on the date of grant with vesting over a five year period. In addition to the factors discussed above, the amount of options granted is impacted both by the level of the employee within the Company's management and the amount of options previously granted to the employee. Thus the compensation value of this element is directly related to the performance of the Company as measured by its returns to shareholders over at least a five year period.

  Mr. Sherman's compensation is governed by a written contract dated January 2, 1990, whereby he agreed to serve as President and Chief Executive Officer. The contract provides for Mr. Sherman to be paid a base salary of $675,000 per year and an annual formula-based incentive compensation award, if earned, as determined by the Compensation Committee. The Committee and subsequently the Board of Directors recommended, and Mr. Sherman agreed, that his base salary, which has not increased since he joined the Company, would not be increased during the remainder of the term of his contract. Therefore, during the remaining term of his contract with the Company, any increases in Mr. Sherman's compensation will be tied directly to the financial performance of the Company and the Company's stock price. He also received 400,000 shares of restricted stock (see Summary Compensation Table) and an option to acquire 1,000,000 shares (see Year End Option Value Table) of the Company stock, and has received, or will receive, tax gross-up payments related to these items. The number of shares of restricted stock and the number of shares subject to options reflects the two-for-one stock split on January 20, 1995. In addition, Mr. Sherman's contract requires the Company to provide supplemental term life insurance and financial consulting services to him (see Summary Compensation Table) and to provide severance benefits discussed previously.

  The Committee evaluated each executive's annual incentive compensation awards for 1994. The Committee assessed their performance in light of the targets referenced above, which were substantially exceeded, and awarded total incentive compensation payments of $1.8 million for 1994. For 1995, the Committee has established a maximum bonus payment of up to $1.5 million per executive, subject to approval by the Company's shareholders of the performance goals, which are applicable to all of the Company's executive officers, other than Group Executives.

  The Committee has considered the impact of newly enacted provisions of the federal income tax laws that in certain circumstances disallow compensation deductions in excess of $1 million for any year with respect to the executive officers named in proxy statements of publicly traded companies. The Securities and Exchange Commission requires compensation committees of public companies to state their compensation policies relative to this $1 million deduction limit.

  With respect to the Company's Chief Executive Officer, a portion of his compensation is determined pursuant to a binding contract dated January 2, 1990 and, accordingly, is not subject to the deduction limit. In addition, the Committee has redesigned the program for awarding 1995 incentive compensation to executive officers other than Group Executives so that such bonuses will comply with an exception to the $1 million deduction limit for performance-based compensation. Accordingly, the full amount of any such bonus payments for 1995 should be deductible. One of the requirements of this exception is that shareholders approve certain material terms under which the bonus is to be paid. In this regard, the Company's shareholders are being asked to approve the material terms used for calculating the 1995 bonus awards for the Company's executive officers other than Group Executives, as discussed in Proposal 3 hereto.

  The Company does not maintain a long-term incentive plan. The Company has not repriced any options or stock appreciation rights during the last ten years.

                COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

                              Walter G. Lohr, Jr.
                               Mortimer M. Caplin
                               Donald J. Ehrlich

                            STOCK PERFORMANCE CHART

  As part of proxy statement disclosure requirements mandated by the Securities and Exchange Commission, the Company is required to provide a five-year comparison of the cumulative total shareholder return on its Common Stock with that of a broad equity market index and either a published industry index or a Company constructed peer group index. This graph is not deemed to be "soliciting material" or to be "filed" with the SEC or subject to the SEC's proxy rules or to the liabilities of Section 18 of the 1934 Act, and the graph shall not be deemed to be incorporated by reference into any prior or subsequent filing by the Corporation under the Securities Act of 1933 or the 1934 Act.

  The following chart compares the yearly percentage change in the cumulative total shareholder return in the Company's Common Stock during the five years ended December 31, 1994 with the cumulative total return on the S&P 500 Index (the equity index) and the S&P Manufacturing Index (the peer index). The comparison assumes $100 was invested on December 31, 1989 in the Company's Common Stock and in each of the above indices with reinvestment of dividends.




                             [CHART APPEARS HERE]

                   COMPARISON OF FIVE YEAR CUMULATIVE RETURN
                 AMONG DHR, S&P 500 INDEX AND S&P MANUAL INDEX

Measurement period                                         S&P
(Fiscal Year Covered)             DHR        S&P 500       MANU
- ---------------------           --------     --------    --------
Measurement PT -
12/31/89                        $    100     $    100    $    100

FYE 12/31/90                    $ 104.92     $   96.9    $  99.13
FYE 12/31/91                    $ 132.79     $ 126.42    $ 121.51
FYE 12/31/92                    $ 170.49     $ 136.05    $  131.7
FYE 12/31/93                    $ 250.59     $ 149.76    $ 159.89
FYE 12/31/94                    $ 344.22     $ 151.74    $  165.5



                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

  The Company, from time to time, has been involved in transactions with Equity Group Holdings and its affiliates. The Company has received legal services from the firm of Caplin & Drysdale, of which Mr. Caplin, a Director, is a member. The amount of such fees for 1994 was less than five-percent of such firm's gross revenues. These transactions, which are conducted on an arms length basis are not material, either individually or in the aggregate.

                                  PROPOSAL 2.
                      APPROVAL OF APPOINTMENT OF AUDITORS

  The Board of Directors has appointed Arthur Andersen LLP, an international accounting firm of independent certified public accountants, to act as independent accountants for the Company and its consolidated subsidiaries for 1995. Arthur Andersen LLP has been the Company's auditors since 1976 and has advised the Company that the firm does not have any direct or indirect financial interest in the Company or any of its subsidiaries, nor has such firm had any such interest in connection with the Company during the past five years other than its capacity as the Company's independent certified public accountants. A representative of Arthur Andersen LLP is expected to be present at the Annual Meeting and will have an opportunity to make a statement if he desires to do so and to be available to answer questions from shareholders.

  The Board of Directors of the Company unanimously recommends that shareholders vote FOR ratification and approval for the selection of Arthur Andersen LLP to serve as independent auditors for the Company for 1995.

                                  PROPOSAL 3.
                  APPROVAL OF PERFORMANCE GOALS FOR 1995 BONUS

  Beginning in 1994, federal income tax laws limit deductions for publicly held corporations with respect to compensation in excess of $1 million paid to an executive officer who is named in its proxy statement. However, compensation payable solely on account of attainment of one or more performance goals is not subject to the deduction limit if the performance goals are objective, pre-established and determined by a compensation committee comprised solely of two or more outside directors, the material terms under which the compensation is paid are disclosed to shareholders and approved by a majority vote, and the compensation committee certifies that the performance goals and other material terms were in fact satisfied before amounts were paid.

  In order to ensure that the full amount of the bonus payment that may be made to the executive officers other then Group Executives for 1995 is deductible for federal income tax purposes, the material terms of the performance goals under which that bonus is to be paid are described below and the shareholders will be asked to approve those material terms. Payment of the 1995 bonus based on these performance goals is conditioned upon and subject to approval by the shareholders of the Company of the material terms of these performance goals.

  The maximum bonus payable to any executive officer other than Group Executives will be determined under a formula and will not exceed $1.5 million. The maximum bonus payable to each executive officer other than Group Executives for 1995 is computed under a formula approved by the Compensation Committee on March 9, 1995, that is based on the Company's reported 1995 earnings per share from continuing operations. The Compensation Committee reserves the right, in its sole and absolute discretion, not to award any bonus to the executive officers other than Group Executives for 1995 or to award any of them a bonus of less than the maximum amount determined in accordance with the formula described above.

  THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS APPROVE THE MATERIAL TERMS OF THE PERFORMANCE GOALS ESTABLISHED FOR THE PAYMENT OF BONUSES TO THE EXECUTIVE OFFICERS OTHER THAN GROUP EXECUTIVES. APPROVAL REQUIRES THE AFFIRMATIVE VOTE OF A MAJORITY OF THE HOLDERS OF COMMON STOCK VOTED AT THE MEETING ON THIS PROPOSAL.

                                 OTHER MATTERS

  The management of the Company is not aware of any other business that may come before the meeting. However, if additional matters properly come before the meeting, proxies will be voted at the discretion of the proxy holders.

                             SHAREHOLDER PROPOSALS

  Shareholder proposals intended to be presented at the 1996 Annual Meeting of Shareholders of the Company must be received by the Company at its principal executive offices, Danaher Corporation, 1250 24th Street, N.W., Washington, D.C. 20037, no later than November 27, 1995 for inclusion in the Proxy Statement and Proxy relating to the 1996 Annual Meeting of Shareholders.

                                          By Order of the Board of Directors

                                          /s/ Patrick W. Allender

                                          Patrick W. Allender
                                          Secretary

Dated: March 30, 1995

  COPIES OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 1994 MAY BE OBTAINED, WITHOUT CHARGE, BY WRITING TO THE COMPANY.

                              DANAHER CORPORATION

                                 PROXY FOR 1995
                  ANNUAL MEETING OF SHAREHOLDERS--MAY 23, 1995

     THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF DANAHER
                                  CORPORATION

  The undersigned acknowledges receipt of the Proxy Statement and Notice, dated March 30, 1995, of the Annual Meeting of Shareholders and hereby appoints Steven M. Rales and Mitchell P. Rales, and each of them, with full power of substitution, the attorneys, agents and proxies of the undersigned, to act for and in the name of the undersigned and to vote all the shares of Common Stock of the undersigned which the undersigned is entitled to vote at the Annual Meeting of Shareholders of Danaher Corporation (the "Company") to be held May 23, 1995, and at any adjournment or adjournments thereof, for the following matters:

  Proxies will be voted in the manner directed herein by the undersigned. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2, and 3. PLEASE SIGN AND DATE ON THE REVERSE SIDE.

1. ELECTION OF DIRECTOR. Nominee Steven M. Rales to serve in the class of directors with a term expiring in 1998.

           [_] FOR Nominee       [_] WITHHOLD AUTHORITY for Nominee

2. APPROVAL OF AUDITORS
    [_] FOR [_] AGAINST  [_] ABSTAIN

3 APPROVAL OF PERFORMANCE GOALS FOR 1995 BONUS TO COMPANY EXECUTIVE OFFICERS
    [_] FOR [_] AGAINST  [_] ABSTAIN

4. IN THEIR DISCRETION on any other matter which may properly come before the meeting, including any adjournment thereof.

                                               Dated: __________________ , 1995

                                               ________________________________

                                               ________________________________

                                                 Signature of Shareholder(s)
Please sign, date and promptly return this proxy in the enclosed envelope. No postage is required if mailed in the United States. Please sign exactly as your name appears in the space on the left. If stock is registered in more than one name, each holder should sign. When signing as an attorney, administrator, executor, guardian or trustee, please add your title as such. If executed by a corporation, the proxy must be signed by a duly authorized officer, and his title should appear next to his signature.)

         PLEASE MARK YOUR CHOICE LIKE THIS [///] IN BLUE OR BLACK INK